AMENDMENT OF UNDERWRITING AGREEMENT

     This Amendment is dated as of August 2, 2002, by and between Dreyfus Service Corporation, a New York corporation (the “Underwriter”), and Dreyfus Founders Funds, Inc., a Maryland corporation (the "Company").

WITNESSETH

     WHEREAS, the Underwriter and the Company have entered into an Underwriting Agreement, dated as of March 22, 2000 (the “Agreement”); and

     WHEREAS, at its meeting held on May 17, 2002, the Board of Directors of the Company, which consists entirely of directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), approved the renewal of the Agreement for a one-year term extending from June 1, 2002 through May 31, 2003; and

     WHEREAS, at its meeting held on August 2, 2002, the Board of Directors of the Company, which consists entirely of directors who are not “interested persons” (as defined in the 1940 Act), again approved the renewal of the Agreement, but for a one-year term extending from September 1, 2002 through August 31, 2003; and

     WHEREAS, the parties desire to amend the Agreement to reflect its new termination date;

     NOW, THEREFORE, in consideration of the above premises, the Underwriter and the Company hereby agree as follows:

     1. The first paragraph of Section 15 of the Agreement is amended and restated in its entirety as follows:

15. Term of Agreement. This Agreement shall become effective upon the date first above written. This Agreement shall continue in effect through August 31, 2003, and thereafter for successive annual periods, provided that its continuance is specifically approved at least annually by the Company's directors or, with respect to any Fund, by vote of a majority of that Fund's outstanding voting securities and, in any event, by a majority of those directors who are not parties to this Agreement or interested persons of any party to this Agreement (other than as directors of the Company) at a meeting called for the purpose of voting on such approval.

     2. All capitalized terms used in this Amendment, unless otherwise defined, shall have the meanings ascribed to them in the Agreement.

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     3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Underwriter and the Company have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

DREYFUS SERVICE CORPORATION
By: /s/ Noreen Ross Name: Noreen Ross Title: EVP, Marketing & Advertising
DREYFUS FOUNDERS FUNDS, INC.
By: /s/ Richard W. Sabo
Name: Richard W. Sabo
Title: President
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